EXHIBIT 99

Contact:	Mike Dickerson	FOR IMMEDIATE RELEASE
	Director, Media Relations	Moved On PR Newswire
	Corporate	Date: April 4, 2006
310.615.1647
mdickers@csc.com

Bill Lackey
Director, Investor Relations
Corporate
310.615.1700
blackey3@csc.com

CSC ANNOUNCES RESPONSE TO EXPRESSIONS OF INTEREST

Company Also Announces Workforce Restructuring

          El Segundo, Calif., April 4 - Computer Sciences Corporation (NYSE: CSC) today announced that in response to recent expressions of interest, the CSC Board of Directors has decided to explore strategic alternatives to enhance shareholder value, including a potential sale of the company. The company has retained Goldman, Sachs & Co. as its financial advisor in this process. CSC cautions that there can be no assurance the exploration of strategic alternatives will result in a transaction, and the company does not intend to disclose developments regarding its exploration unless and until the Board of Directors has approved a specific transaction.

          CSC also announced it is implementing a restructuring program that is expected to significantly improve future cash flow and earnings. According to CSC Chairman and Chief Executive Officer Van B. Honeycutt, "For some time it has been apparent to us, and to other companies in our industry, that there is excess capacity in certain geographies, particularly Europe. After lengthy consideration, we have decided that this is an appropriate time to deal with the issue through a restructuring. This action is designed to enhance shareholder value regardless of any strategic alternatives we may explore."

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Computer Sciences Corporation - Page 2	April 4, 2006

         The restructuring program, which is designed to streamline CSC's worldwide operation and leverage the increased use of lower cost resources, involves workforce reductions of approximately 4,300 employees during fiscal 2007, which began April 1, 2006, and approximately 700 employees in fiscal 2008. A majority of these reductions will occur in Europe, but plans will vary by country based on local legal requirements and consultation with works councils and employee representatives, as appropriate.

         Excluding pre-tax restructuring charges of approximately $345 million in fiscal 2007 and approximately $30 million in fiscal 2008, the company expects the restructuring plan to result in pre-tax savings of approximately $150 million in fiscal 2007 and approximately $300 million in fiscal 2008.

About CSC

         Founded in 1959, Computer Sciences Corporation is a leading global information technology (IT) services company. CSC's mission is to provide customers in industry and government with solutions crafted to meet their specific challenges and enable them to profit from the advanced use of technology.

         With approximately 80,000 employees, CSC provides innovative solutions for customers around the world by applying leading technologies and CSC's own advanced capabilities. These include systems design and integration; IT and business process outsourcing; applications software development; Web and application hosting; and management consulting. Headquartered in El Segundo, Calif., CSC reported revenue of $14.6 billion for the 12 months ended Dec. 30, 2005. For more information, visit the company's Web site at www.csc.com.

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Computer Sciences Corporation - Page 3	April 4, 2006

Cautionary Note Regarding Forward-looking Statements

          This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the restructuring program and potential transactions involving the company. These forward-looking statements are based on limited information available to the company at this time, and future developments and results may differ materially from the expectations reflected in the forward-looking statements. Factors that might cause material differences from the forward-looking statements include the Risk Factors described in the company's most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, the future business and financial performance of the company, the results of consultation with works councils and employee representatives regarding the restructuring program, and the assessment and valuation by potential acquirers of potential benefits and synergies of a transaction within the company. The company undertakes no obligation to revise or update any forward-looking statements.

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